As filed with the Securities and Exchange Commission on May 22, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ASSURANT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	39-1126612 (I.R.S. Employer Identification No.)
Assurant, Inc. 260 Interstate North Circle SE Atlanta, Georgia (Address of Principal Executive Offices)	30339 (Zip Code)

Assurant, Inc. 2017 Long Term Equity Incentive Plan, as amended and restated
(Full Title of the Plan)

Jay E. Rosenblum
Executive Vice President, Chief Legal Officer
Assurant, Inc.
260 Interstate North Circle SE
Atlanta, Georgia 30339
(770) 763-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an additional 480,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), of Assurant, Inc. (the “Company”) to be issued pursuant to the grant or exercise of awards under the Assurant, Inc. 2017 Long Term Equity Incentive Plan, as amended and restated, which was further amended and restated on May 21, 2026 to increase the available share reserve thereunder by 480,000 shares of Common Stock (as amended and restated, the “Plan”).

At the Company’s Annual Meeting of Stockholders held on May 21, 2026, the Company’s stockholders approved the Plan and the authorization of an additional 480,000 shares of Common Stock for issuance under the Plan.

The shares of Common Stock registered hereby are of the same class as the 1,500,000 shares of Common Stock previously registered on an effective Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2017 (File No. 333-217940) (the “2017 Registration Statement”), the 550,000 shares of Common Stock previously registered on an effective Registration Statement on Form S-8 filed with the SEC on May 8, 2019 (File No. 333-231274) (the “2019 Registration Statement”) and the 900,000 shares of Common Stock previously registered on an effective Registration Statement on Form S-8 filed with the SEC on May 13, 2021 (File No. 333-256095) (the “2021 Registration Statement” and, together with the 2017 Registration Statement and the 2019 Registration Statement, the “Existing Registration Statements”) and the contents of the Existing Registration Statements are incorporated by reference herein and made a part of this Registration Statement, except as amended hereby.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, originally filed on May 23, 2025).
4.2	Amended and Restated By-laws of the Registrant (incorporated by reference from Exhibit 3.4 to the Registrant’s Current Report on Form 8-K, originally filed on May 23, 2025).
5.1	Opinion of Davis Polk & Wardwell LLP.
23.1	Consent of Davis Polk & Wardwell LLP (included as part of Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on the signature page hereto).
99.1
Assurant, Inc. 2017 Long Term Equity Incentive Plan, as amended and restated (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, originally filed on April 6, 2026).

107.1	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Assurant, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 22, 2026.

ASSURANT, INC.

By:	/s/ Keith W. Demmings
Keith W. Demmings
President and Chief Executive Officer

Exhibit 24.1

ASSURANT, INC.

POWER OF ATTORNEY

The undersigned directors and officers of Assurant, Inc., a Delaware corporation (the “Company”), hereby authorize and appoint Keith W. Demmings, Keith R. Meier, Jay E. Rosenblum and Dimitry DiRienzo, and each of them severally, the individual’s true and lawful attorneys-in-fact and agents, with power to act with or without the other, and with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. The undersigned hereby grants to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 22, 2026.

Signature	Title
/s/ Keith W. Demmings_____________	President, Chief Executive Officer and Director (Principal Executive Officer)
Keith W. Demmings
/s/ Keith R. Meier_____________	Executive Vice President, Chief Financial Officer (Principal Financial Officer)
Keith R. Meier
/s/ Dimitry DiRienzo_____________	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)
Dimitry DiRienzo
/s/ Elaine D. Rosen_____________	Non-Executive Board Chair and Director
Elaine D. Rosen
/s/ Rajiv Basu_____________	Director
Rajiv Basu
/s/ Lynn S. Blake_____________	Director
Lynn S. Blake
/s/ J. Braxton Carter_____________	Director
J. Braxton Carter
/s/ Harriet Edelman_____________	Director
Harriet Edelman
/s/ Sari Granat_____________	Director
Sari Granat
/s/ Ognjen Redzic_____________	Director
Ognjen Redzic
/s/ Paul J. Reilly_____________	Director
Paul J. Reilly
/s/ Kevin Warren_____________	Director
Kevin Warren